SEC 1745 (02-02)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Tata Motors Limited

(Name of Issuer)

Ordinary Shares, par value Rs.10 per share

(Title of Class of Securities)

8765685024

(CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]	Rule 13d-1(b)
[ ]	Rule 13d-1(c)
[ x ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SecuritiesExchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Sons Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 79313599
		6.	Shared Voting Power 38187979
		7.	Sole Dispositive Power 79313599
		8.	Shared Dispositive Power 38187979

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No.8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Ewart Investments Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 501191
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 501191
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No.8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Iron and Steel Company Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 32378410
		6.	Shared Voting Power 165704
		7.	Sole Dispositive Power 32378410
		8.	Shared Dispositive Power 165704

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No.8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Kalimati Investment Company Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 165704
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 165704
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Investment Corporation Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 1881370
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 1881370
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Industries Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 908885
		6.	Shared Voting Power 811545
		7.	Sole Dispositive Power 908885
		8.	Shared Dispositive Power 811545

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Finance Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 811500
		6.	Shared Voting Power 45
		7.	Sole Dispositive Power 811500
		8.	Shared Dispositive Power 45

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Niskalp Investments and Trading Company Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 45
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 45
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata International Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 683461
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 683461
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Chemicals Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 477295
		6.	Shared Voting Power 1881370
		7.	Sole Dispositive Power 477295
		8.	Shared Dispositive Power 1881370

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Tea Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 368322
		6.	Shared Voting Power 11540
		7.	Sole Dispositive Power 368322
		8.	Shared Dispositive Power 11540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Sir Ratan Tata Trust

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 171840
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 171840
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Sir Dorabji Tata Trust

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 161792
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 161792
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). J R D Tata Trust

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 21056
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 21056
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Rallis India Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 11540
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 11540
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Lady Tata Memorial Trust

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 288
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 288
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Af-taab Investments Company Limited

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 256
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 256
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares .

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). J N Tata Endowment for the Higher Education of Indians

2.	Check the Appropriate Box if a Member of a Group
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 170
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 170
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117856724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

11.	Percent of Class Represented by Amount in Row (9) - 32.6%

12.	Type of Reporting Person OO

Item 1.

(a)	Name of Issuer Tata Motors Limited
(b)	Address of Issuer's Principal Executive Offices Bombay House, 24, Homi Mody Street, Mumbai - 400 001, Maharashtra, India

Item 2.
(a)	Name of Person Filing Each of the following is hereinafter individually referred to as a 'Reporting Person' and collectively as the 'Reporting Persons'. This statement is filed on behalf of -
Tata Sons Limited
    Tata Iron and Steel Company Limited
    Tata Investment Corporation Ltd
    Tata Industries Limited
    Tata Finance Limited
    Tata International Limited
    Ewart Investments Limited
    Tata Chemicals Limited
    Tata Tea Limited
    Sir Ratan Tata Trust
    Kalimati Investment Company Limited
    Sir Dorabji Tata Trust
    J R D Tata Trust
    Af-Taab Investment Company Limited
    Lady Tata Memorial Trust
    Niskalp Investments & Trading Company Limited
    J N Tata Endowment for the Higher Education of Indians
Rallis India Limited
(b)

Address of Principal Business Office or, if none, Residence:

The principal office of each Reporting Person except as mentioned below is Bombay House, 24, Homi Mody Street, Mumbai - 400 001, Maharashtra, India

Tata Tea Ltd, 1 Bishop Lefroy Road, Calcutta - 20,India

Rallies India Limited, Apeejay House, 7th Floor, 3 Dinshaw Wacha Road, Churchgate, Mumbai - 400 020, India

(c)	Citizenship Republic of India
(d)	Title of Class of Securities Ordinary Shares, par value Rs.10 per share
(e)	CUSIP Number The Ordinary Shares, par value Rs.10 per share of Tata Motors Limited ("Ordinary Shares") and the American Depository Shares ("ADS's"), each of which represents 1 share of Ordinary Shares are listed on the New York Stock Exchange. The CUSIP number for the ADSs is 8765685024. The Ordinary Shares donot have CUSIP number.

Item 3.	If this statement is filed purusant to Sec.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: - 0.0%
(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	[ ]	An investment adviser in accordance with Sec240.13d-1(b)(1)(ii)(E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with Sec240.13d-1(b)(1)(ii)(F);
(g)	[ ]	A parent holding company or control person in accordance with Sec 240.13d-1(b)(1)(ii)(G);
(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[ ]	Group, in accordance with Sec240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership. Incorporated by reference to Items (5) to (9) and (11) of the cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable

Item 8.	Identification and Classification of Members of the Group

By filing this Schedule 13G as a joint filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the 'Act'), the Reporting Persons are not affirming the existence of a group. In addition, this schedule 13G shall not be construed as an admission that any of the Reporting Persons, is for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G as to which such Reporting Person may be deemed to have shared voting power or shared dispositive power as described in the cover pages of this Schedule 13G and in Exhibit 1 hereto.

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification
	(a)	Not Applicable
	(b)	Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Tata Sons Limited
By	:	/s/ F N Subedar
Name	:	F N Subedar
Title	:	Senior Vice President, Finance & Company Secretary

Ewart Investments Limited
By	:	/s/ R R Shastri
Name	:	R R Shastri
Title	:	Company Secretary

The Tata Iron & Steel Company Limited
By	:	/s/ J C Bham
Name	:	J C Bham
Title	:	Company Secretary

Kalimati Investment Company Limited
By	:	/s/ Subash Sawant
Name	:	Subash Sawant
Title	:	Company Secretary

Tata Investment Corporation Limited
By	:	/s/ M J Kotwal
Name	:	M J Kotwal
Title	:	Executive Director & Secretary

Tata Industries Limited
By	:	/s/ N R Srinivasan
Name	:	N R Srinivasan
Title	:	General Manager, Legal & Deputy Company Secretary

Niskalp Investments & Trading Company Limited
By	:	/s/ Vinay B Lavanis
Name	:	Vinay B Lavanis
Title	:	Company Secretary

Tata Finance Limited
By	:	/s/ Nariman Khan
Name	:	Nariman Khan
Title	:	General Manager & Company Secretary

Tata Tea Limited
By	:	/s/ N A Soonawala
Name	:	N A Soonawala
Title	:	Director

Tata Chemicals Limited
By	:	/s/ B Renganathan
Name	:	B Renganathan
Title	:	Company Secretary

Sir Ratan Tata Trust
By	:	/s/ H D Malesra
Name	:	H D Malesra
Title	:	Secretary

Sir Dorabji Tata Trust
By	:	/s/ S N Batliwalla
Name	:	S N Batliwalla
Title	:	Secretary & Chief Accountant

J R D Tata Trust
By	:	/s/ S N Batliwalla
Name	:	S N Batliwalla
Title	:	Secretary & Chief Accountant

Rallis India Limited
By	:	/s/ P S Meherhomji
Name	:	P S Meherhomji
Title	:	Company Secretary

Lady Tata Memorial Trust
By	:	/s/ S N Batliwalla
Name	:	S N Batliwalla
Title	:	Secretary & Chief Accountant

Af-taab Investment Company Limited
By	:	/s/ P D Karkaria
Name	:	P D Karkaria
Title	:	Director

J N Tata Endowment for the Higher Education of Indians
By	:	/s/ S N Batliwalla
Name	:	S N Batliwalla
Title	:	Trustee

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)